Exhibit 99.2

Frame Agreement

Duckwall Alco, Inc. and Accenture LLP

This Frame Agreement (“Agreement”) is effective as of September 3, 2008 and issued under subject to the Standard Business Practices attached as Attachment A. In the event of a conflict between any term or condition of this Agreement and the Standard Business Practices, the term or condition of this Agreement shall prevail. This Frame Agreement covers the Project (described below) services Accenture will provide as described in this Agreement (“Services”), but does not relate to any other services Accenture may provide to Duckwall Alco Stores, Inc. (“Duckwall Alco” or “Client”).

1. Program Scope

The Project’s goal is to increase operation efficiency and reduce shrink at the stores identified within the Project’s scope. This mutual goal, is anticipated to produce a benefit to Duckwall Alco of a minimum of Eight Million Dollars ($8,000,000.00) on an annual basis after complete roll out and implementation of the Project. To assist Duckwall Alco with this goal, Accenture will review and evaluate Duckwall Alco’s current in-store practices based on Accenture’s Retail Sector experience. After Accenture completes its evaluation, Accenture will recommend and review solutions with the Duckwall Alco Executive Management Team. After review and approval of these solutions with the Executive Management Team, Accenture will utilize a hands-on process with Duckwall Alco to apply the operational efficiency and shrink reduction solutions to a pilot set of stores. These recommendations will also include back office processes to be applied to the pilot stores. This is referred to as the Pilot Phase. After completion of the pilot phase, the parties will refine and implement the processes in the listed Duckwall Alco stores. This Project phase is called the Implementation Phase. The specific tasks for the Project to be performed by the parties and the deliverables that will be created will be documented in a separate Statement of Work (“SOW”) for the Pilot Phase and Implementation Phase respectively. The parties shall identify any future documentation as being part of the SOW. The SOW are hereby incorporated by reference into this Agreement. In the event of a conflict between any term or condition of this Agreement and the SOW, the term or condition of the SOW shall prevail. The items and Services set forth in this Agreement and any SOW shall collectively be referred to as the “Deliverables”.

2. Program Timing

The estimated program timing is as follows:

Completion of Pilot Phase: Before December 31, 2008.

Completion of Implementation Phase: June 30, 2009.

After pilot store review, the parties will develop a rollout strategy for the agreed upon stores operational efficiency and shrink reduction solutions. This will be documented in the Implementation Phase SOW.

The parties have designed the program phases to be done sequentially with only breaks for key holidays such as Thanksgiving, etc. The fees listed in the fee section below were also developed based on the integrated continuation of one phase to another. Any delays caused by Duckwall Alco that would occur between phases would most likely require additional fees for the delay period, if any delay period occurs.

3. Project Governance

a)

The project itself is a joint effort between Accenture and Duckwall Alco. Accenture will serve as the project leader and will utilize Accenture consultants as listed in the staffing section to facilitate the implementation effort. Accenture will require the Duckwall Alco resources as listed in the staffing section below to complement the total team effort in order to have the necessary skills and resource-power to accomplish the volume of work to be mutually agreed upon in a SOW.

b)

The parties will develop mutually agreeable acceptance criteria and procedures that will apply to the Deliverables developed by Accenture hereunder. The acceptance criteria will be objective metrics to measure performance. The basis for acceptance of Deliverables will be substantial conformance to such acceptance criteria, in accordance with the acceptance procedures. The basis for rejection of Deliverables will be the failure of the Deliverables substantially to conform to the acceptance criteria, in accordance with the acceptance procedures. Deliverables will be considered accepted if Duckwall Alco does not reject the Deliverables within 30 days of their receipt or implements such Deliverables into production use. If Duckwall Alco rejects the deliverables, it will specify in writing the reason for the rejection.

c)

If Duckwall Alco chooses to engage third party service providers, Duckwall Alco will contract directly with those vendors for their services. Accenture may choose with the Client’s prior written approval to use other independent third party contract resources for Project work, and Accenture will contract directly for those services. This approval is not required for Accenture affiliates, but Accenture will be responsible for such affiliates performance as if Accenture performed the work itself.

4. Program Deliverables

Below is a list of likely or indicative Deliverables to be created by the parties during the Project. The specific deliverables to be created will be described in the applicable SOW’s.

•	Operational Efficiency
o	Recommended standards for all store tasks (activities making up less than 20% of workload will likely be reasonable expectancy estimates)
o	Recommend standards for increasing productivity and reducing idle time
o	Recommend processes to improve product flow, truck processing and load replenishment
o	Recommend elimination of non value added administrative functions

•	Shrink
o	Review and recommend changes to parameter settings in your POS system
o	Recommend enhancements to your shrink dashboard
o	Recommend changes in receiving procedures to improve shrink results
o	Evaluate product placement and adjacencies and recommend changes for the purposes of improving shrink results

Additional deliverables include periodic (e.g. weekly or bi-weekly) program status reports, program update documents, and a final report. Any SOW may expand the Deliverables provided under this Agreement.

5. Program Staffing

In order to perform the activities and deliverables as stated above, the following personnel will be required to participate in the Project.

From Accenture:

•	Client Partner; Part time
•	Engagement Partner; Part time
•	QA Partner; Part time
•	Labor Manager; Full time
•	Shrink Manager; Full time
•	Labor Consultant; Full time
•	Shrink Consultant; Full time
•	Data Analyst; Full time
•	Rollout coordinator; Full time from January though Accenture project completion
•	Senior Subject Matter Specialists (Labor, Shrink Reporting); Part time as needed

From Duckwall Alco:

•	Executive Sponsor; Part time but minimum bi-weekly contact
•	Steering Committee; Part time
•	Project Coordinators (2); Full time
•	IT Point Person; Part to Full time depending on implementation phase
•	Rollout Trainers (8); Full time during rollout of their districts and part time prior to end of the pilot district for program exposure

6. Assumptions

In addition to any other responsibilities or duties described in this Agreement, set forth below is a list of the obligations for which Client is responsible, conditions on Accenture's performance, and assumptions upon which Accenture has relied in agreeing to perform the Services described in this Agreement on the terms set out herein (collectively "Client's Obligations"). If any of Client's Obligations are not performed or prove to be incorrect, such non-performance or inaccuracies may cause changes to the Project schedule, fees and expenses, Deliverables, level of effort required, or otherwise impact Accenture's performance of the Services described in this Agreement and Accenture will be excused from such performance only to the extent that the failed assumptions or Client’s failure to perform the Client Obligation prevents Accenture’s performance according to this Agreement and/or the applicable SOW. Accenture shall notify Client of its inability to materially perform its Services resulting therefrom. The parties may agree to additional Assumptions in the applicable SOW’s.

•	Duckwall Alco will commit the necessary resources and management involvement to support the Project and perform the agreed upon acceptance procedures in a timely manner
•	Decisions to be made by the Duckwall Alco will be made promptly and without unreasonable delay
•

Duckwall Alco will be responsible for its operation and use of the Deliverables and for ensuring that the Deliverables meet Duckwall Alco’s requirements, including making all technology changes and programming to adjust internal tools such as shrink dashboard, POS platform and others as identified by project team

•	Unless otherwise agreed to by the parties in writing, Duckwall Alco will provide all software necessary for Accenture to perform its obligations under this Agreement
•

Duckwall Alco will be responsible for obtaining, at no cost to Accenture, consents for Accenture’s use of any third party products, including, but not limited to software, necessary for Accenture to perform its obligations under this Agreement (Accenture acknowledges and agrees that it may need to execute a reasonable form of Non-Disclosure type of Agreement to accomplish this goal)

•

Duckwall Alco will be responsible for its operation and use of the Deliverables, as defined above, and for ensuring that the Deliverables meet Duckwall Alco’s requirements. Duckwall Alco understands and agrees that Duckwall Alco will be responsible for determining whether the services and Deliverables provided by Accenture hereunder, including any revised business processes implemented pursuant to this Agreement, (i) meet Duckwall Alco’s business requirements, (ii) comply with all federal, state and local laws, ordinances, codes, regulations and policies, and (iii) comply with Duckwall Alco’s applicable internal guidelines, long-term goals and any related agreements

•

Duckwall Alco will be responsible for the performance of other contractors or vendors engaged by Duckwall Alco in connection with the Project, even if Accenture has been involved in recommending or selecting such contractors or vendors, or in the monitoring of their work

•	Duckwall Alco will be responsible for the contractual relationship with third parties and for ensuring that they cooperate with Accenture
•	Duckwall Alco will be responsible for determining if and how it will implement any recommendations made by Accenture
•	The scope of the Services as documented in this Agreement shall remain materially unchanged, except as the parties may mutually agree in writing, including through a SOW
•

Duckwall Alco will have an opportunity to review project Deliverables throughout the project but formally at least 30 days prior to any project phase Duckwall Alco will perform the agreed upon acceptance testing within 30 days of the final presentation of each phase so not to delay the timing and delivery of the following planned phase of work. If Duckwall Alco does not object to the Deliverables during this time, they are accepted

•

Duckwall Alco will be responsible for determining whether any services provided by Accenture meet Client’ requirements, comply with all laws and regulations applicable to Client, and comply with Client’ applicable internal guidelines and any other agreements it has with third parties.

•	Accenture and Duckwall Alco will have to ability to re-assess requirements before entering a next phase and adjust resources and related fees based on mutual written agreement

7. Financial Terms

a)

The applicable SOW will describe the fees, expenses, and taxes (if any) to be paid by Duckwall Alco for the Services and Deliverables. The SOW may also contain termination fees (if any) for early termination of the project or if the Duckwall does not continue past the Pilot Phase.

b)	Duckwall Alco will pay the fees within 10 days of receipt of invoice.

c)

Duckwall Alco will also reimburse Accenture for actual and reasonable out-of-pocket expenses (travel, lodging, meals, rental car, mileage, etc.), and any applicable sales taxes as incurred and billed monthly. However, Accenture will provide Duckwall Alco a bimonthly report on expenses incurred. Expenses and taxes will be billed as incurred and included with fee invoices plus one final expense invoice when all charges have been accumulated.

d)

Accenture will assess fees as they are incurred, but Accenture may invoice Duckwall Alco on a different schedule. Therefore if there is any termination of the agreement, Accenture will invoice those assessed fee that have not been invoiced up to the date of termination, or repay any fees paid but not yet incurred.

e)

After the final Deliverables are presented and the Agreement is not terminated beforehand, Accenture will present Duckwall Alco with a final expense invoice that is incurred in connection finalizing the Project and any follow-up sessions after the final presentation. Such final expense invoice shall also be paid within ten (10) days of the invoice date.

f)

The estimated total Project costs are $3.5 million, plus expenses, subject to the 30 day advance notice termination provision.  The estimated benefits to Duckwall Alco, based upon the work completed pursuant to this Agreement, after full roll out and implementation are expected to produce a minimum of Eight Million Dollars ($8,000,000.00) annually in benefit to Duckwall Alco. The parties acknowledge that Accenture cannot guarantee these outcomes and the expected results are an estimate based on Accenture’s review of Duckwall Alco’s current operations, information provided by Duckwall Alco, and market conditions. The parties acknowledge and accept the risk that factors outside of Accenture’s control may impact the savings that are attainable through Accenture’s Services described in this SOW. While Accenture will provide Services to support Duckwall Alco’s goal cost savings, Duckwall Alco is ultimately responsible for achieving the desired savings.

8. Additional Terms

Either party may terminate this Agreement and any related SOW upon 30 days advance written notice to the other party.

This Agreement may be executed in counterparts, and the parties acknowledge that such signatures may be exchanged by facsimile.

Acknowledged and Agreed

Duckwall Alco, Inc.	Accenture LLP
Signature:	Signature:
Title:	Title
Date:	Date:

Signature 2:
Title
Date

Attachment A

Standard Business Practices

This Agreement is subject to the terms and conditions set forth below:

1.         Unless otherwise provided in the SOW or in the Agreement, Accenture will, at the beginning of each month, invoice Client for the fees it estimates it will incur during that month plus any applicable expenses; any necessary adjustments to the actual fees or expenses incurred will be made in the next month’s invoice. Payment is due within fifteen (15) days of Client’s receipt of each invoice. Should any invoice remain unpaid for more than fifteen (15) days, interest will be paid at a rate of 1.5% per month. Any taxes arising out of this Agreement other than those on Accenture’s net income will be Client’s responsibility.

2.         Each party may be given access to information (in any form) that relates to the other’s past, present, and future research, development, business activities, products, services, and technical knowledge, which is identified by the disclosing party as confidential information or which a reasonable person would deem to be confidential under the circumstances (“Confidential Information”). Confidential Information may only be used by the receiving party in connection with the Project and may not be copied or reproduced without the disclosing party’s prior written consent except as reasonably needed to perform its obligations under this Agreement. The receiving party agrees to protect the Confidential Information of the disclosing party in the same manner that it protects its own similar confidential information, but in no event using less than a reasonable standard of care. Access to the Confidential Information will be restricted to Accenture and Client personnel (including such personnel employed by their affiliates) and subcontractors engaged in the performance, management, receipt or use of the Services under this Agreement, provided such parties are bound by obligations of confidentiality substantially similar to the terms of this Agreement. Nothing in this Agreement will prohibit or limit either party’s use of information (including, but not limited to, ideas, concepts, know-how, techniques, and methodologies) (i) previously known to it without an obligation not to disclose such information, (ii) independently developed by or for it without use of the information, (iii) acquired by it from a third party which was not, to the receiver’s knowledge, under an obligation not to disclose such information, or (iv) which is or becomes publicly available through no breach of this Agreement.

3.         Upon final payment, Accenture will, subject to any restrictions applicable to any third party materials embodied in the Deliverables, grant to Client a perpetual, nontransferable, non-exclusive paid-up right and license to use, copy, modify and prepare derivative works of the Deliverables for purposes of Client’s internal business only. All other rights in the Deliverables remain in and/or are assigned to Accenture. Subject to obligations of confidentiality, each party will be free to use the concepts, techniques and know-how used and developed on the Project. In no event will Accenture be precluded from independently developing for itself, or for others, anything, whether in tangible or non-tangible form, which is competitive with, or similar to, the Deliverables. In addition, Accenture will be free to use its general knowledge, skills and experience, and any ideas, concepts, know-how, and techniques that are acquired or used in the course of providing the Services.

4.         Accenture warrants that its Services will be performed in a good and workmanlike manner. Accenture will re-perform any work not in compliance with this warranty brought to its attention within thirty (30) days after that work is performed. THE PRECEDING IS ACCENTURE’S ONLY EXPRESS WARRANTY CONCERNING THE SERVICES, ANY DELIVERABLES OR MATERIALS, OR THIS ARRANGEMENT LETTER, AND IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, INFORMATIONAL CONTENT, SYSTEMS INTEGRATION, NON-INFRINGEMENT, INTERFERENCE WITH ENJOYMENT OR OTHERWISE.

5.         Client will indemnify and hold Accenture harmless from any third party claims arising out of Client’s use of the Services or the Deliverables.

6.         The sole liability of either party to the other (whether in contract, tort, negligence, strict liability in tort, by statute or otherwise) for any and all claims in any manner related to this Agreement will be the payment of direct damages, not to exceed (in the aggregate) the fees received by under this Agreement. In no event will either party be liable for consequential, incidental, indirect, special or punitive damage, loss or expenses (including, but not limited to, business interruption, lost business, lost profits or lost savings), even if it has been advised of their possible existence. Any action by either party must be brought within two (2) years after the cause of action arose.

7.         Accenture’s global data privacy compliance program and its desire to uniformly protect personal data within Accenture worldwide requires it to provide Client with the following information: Accenture may, in connection with this Agreement, receive personal data relating to Client and Client’s employees, directors and other officers. Such data may be received from Client, its employees, its directors, its officers, or from other (for example, published) sources; and some limited personal data may be recorded indirectly by internal security systems or by other means. Accenture may process such data for purposes connected with this Agreement and for the relevant and limited purposes specified in the Accenture global Data Privacy Policy (a copy of which is available on request). Accenture may for these purposes transfer such data to any country in which Accenture’s worldwide organization does business. Client agrees to such transfer in its own right and on behalf (and with the authority) of its employees, directors and other officers. If required by applicable data privacy laws, Accenture and Client agree to execute any additional agreements or addenda that may be required to achieve cross-border transfers of personal data in accordance with law.

8.         Client will retain responsibility for its compliance with all applicable federal, state and local laws and regulations relating to the Project and to its use of the Services and the Deliverables. Accenture will be responsible for compliance with all laws applicable to its own performance of the Services or preparation of the Deliverables. Each party will comply with U.S. export control and sanctions laws with respect to the export or re-export of U.S.-origin goods, software and technical data, or the direct product thereof, and each party agrees to abide by all such regulations in respect of all information supplied by or on behalf of the other party. Prior to providing Accenture any goods, software or technical data subject to export controls, Client will provide written notice to Accenture specifying the nature of the controls and any relevant export control classification numbers.

9.         Either party may, upon giving thirty (30) days written notice identifying specifically the basis for such notice, terminate this Agreement unless the party receiving the notice cures such breach within the thirty (30) day period. In the event this Agreement is terminated, Client will pay Accenture for all Services rendered and expenses incurred prior to the date of termination. Any fees or expenses paid by Client, but not yet incurred shall be returned to Client. All provisions of this Agreement which are by their nature intended to survive the expiration or termination of this Agreement will survive such expiration or termination.

10.       The parties will make good faith efforts to first resolve internally any dispute under this Agreement by escalating it to higher levels of management. Any dispute, controversy, or claim arising out of, relating to, involving, or having any connection with this Agreement, including any question regarding the validity, interpretation, scope, performance, or enforceability of this dispute resolution provision, will be exclusively and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) and the AAA Optional Procedures for Large, Complex Commercial Disputes. Any arbitration will be conducted on an individual, rather than a class-wide, basis. The arbitration will be conducted in Chicago, Illinois, unless the parties agree on another location, by three arbitrators, with each party selecting one arbitrator and the third selected by the AAA. The parties will be entitled to engage in reasonable discovery, including requests for production of relevant non-privileged documents. Depositions and interrogatories may be ordered by the arbitral panel upon a showing of need. All decisions, rulings, and awards of the arbitral panel will be made pursuant to majority vote of the three arbitrators. The award will be in accordance with the applicable law, will be in writing, and will state the reasons upon which it is based. The arbitrators will have no power to modify or abridge the terms of this Agreement.

11.       Each party is an independent contractor and does not have any authority to bind or commit the other. Nothing in this Agreement will be deemed or construed to create a joint venture, partnership, fiduciary or agency relationship between such parties for any purpose. Neither party will solicit, offer work to, employ, or contract with, directly or indirectly, any of the other party’s Personnel during their participation in the Services or during the twelve (12) months after the conclusion of such Services. “Personnel” means any individual or company a party employs or has employed as a partner, employee or independent contractor and with which a party comes into direct contact in the course of the Services. However, this Section will not apply to Personnel who independently respond to indirect solicitations (such as general newspaper advertisements, employment agency referrals and internet postings) not targeting such Personnel.

12.       Accenture has alliance relationships with third party product and services vendors. As part of many such relationships, Accenture is able to resell certain products and services and/or may receive compensation from vendors in the form of fees or other benefits in connection with the marketing, technical and other assistance provided by Accenture. Client acknowledges that such relationships may be beneficial to Accenture and assist in its performance of the Services hereunder.

13.       This Agreement sets forth the entire understanding between the parties with respect to its subject matter, and supersedes all prior agreements, conditions, warranties, representations, arrangements and communications, whether oral or written, and whether with or by Accenture, any of its affiliates, or any of their employees, officers, directors, agents or shareholders. Each party acknowledges that it is entering into this Agreement solely on the basis of the agreements and representations contained herein, and that it has not relied upon any representations, warranties, promises, or inducements of any kind, whether oral or written, and from any source. Each party acknowledges that it is a sophisticated business entity and that in entering into this Agreement it has had the opportunity to consult with counsel of its choosing. This Agreement may be executed by facsimile and in any number of counterparts, each of which will be considered an original for all purposes, and all of which when taken together will constitute one agreement binding on the parties, notwithstanding that both parties are not signatories to the original or the same counterpart. This Agreement may not be modified or amended except by the mutual written agreement of the parties. Any purchase order issued by the Client will be for its administrative purposes only and none of its terms and conditions will be of any force or effect against Accenture. Nothing in this Agreement is intended or will be construed to confer on any party (other than Client, Accenture, and the parties entitled to indemnification) any rights, benefits or remedies of any kind, and no other party will be deemed to be a third party beneficiary.

14.       Neither party may assign this Agreement without the prior written consent of the other, which consent will not be unreasonably withheld or delayed. If a court of competent jurisdiction or arbitral panel finds any term or provision of this Agreement to be invalid, illegal or otherwise unenforceable, such term or provision will not affect the other terms or provisions of this Agreement. Such term or provision will be deemed modified to the extent necessary, in the court’s or panel’s opinion, to render such term or provision enforceable while preserving to the fullest extent permissible, the intent and agreements of the parties set forth in this Agreement. Upon such modification, the rights and obligations of the parties will be construed and enforced in accordance with such modification.

15.       Any notice or other communication provided under this Agreement will be in writing and will be effective either when delivered personally to the other party, or five (5) days following deposit of such notice or communication into the United States mail (certified mail, return receipt requested), or upon delivery by overnight delivery service (with confirmation of delivery), addressed to such party at the address set forth in this Agreement. Either party may designate a different address by notice to the other given in accordance with this Agreement.

16.       Neither party will be liable for any delays or failures to perform due to causes beyond that party’s control.

17.       Client will not use Accenture’s name outside Client’s organization without Accenture’s express written consent, which may be withheld by Accenture in its sole discretion. However, Client may provide governing bodies (e.g. Securities and Exchange Commission) that information which is it by law required to disclose

18.       No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the party against which it is sought to be enforced. The delay or failure by either party to exercise or enforce any of its rights under this Agreement is not a waiver of that party’s right to later enforce those rights, nor will any single or partial exercise of any such right preclude any other or further exercise of these rights or any other right.

19.       This Agreement will be governed by and construed in accordance with the laws of Illinois, without giving effect to conflict of law rules. To the extent it may be applicable, the parties expressly agree to exclude the application of the U.N. Convention on Contracts for the International Sale of Goods (1980) to this Agreement.